Exhibit 99.1

PRESS RELEASE

04/23/15

Carlisle Companies Reports $0.59 Earnings Per Share from Continuing Operations for the First Quarter 2015, a 5% Increase Over the Prior Year

CHARLOTTE, NORTH CAROLINA, April 23, 2015 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $709.3 million for the quarter ended March 31, 2015, a 9.1% increase from $650.4 million in the first quarter 2014.  Organic net sales (defined as net sales excluding sales from acquisition and divestitures within the last twelve months, as well as the impact of changes in foreign exchange rates) growth was 7.4%.  The acquisition of LHi Technology (LHi) in the Carlisle Interconnect Technologies (CIT) segment contributed 3.9% to net sales in the first quarter.  Fluctuations from foreign exchange had a negative impact to net sales of 2.2%.

Income from continuing operations in the first quarter 2015 increased 8.2% to $39.5 million, compared with $36.5 million in the first quarter 2014, reflecting higher sales volume and savings from the Carlisle Operating System, partially offset by the negative impact of unfavorable changes in sales mix, fluctuations in foreign exchange and lower earnings at Carlisle FoodService Products (CFS). On a per share basis, income from continuing operations in the first quarter 2015 increased 5.4% to $0.59 per diluted share, from $0.56 per diluted share in the prior year.

All financial and percentage comparisons in our first quarter reporting are made to the same quarter of the previous year, unless otherwise stated.

Comment

David A. Roberts, Chairman and Chief Executive Officer, said, “We achieved strong organic sales growth of 7.4% in the first quarter led by excellent sales performance at CIT and Carlisle Construction Materials (CCM).  Our EBIT (earnings before interest and income taxes) for the quarter improved 5.4%.

“In addition to expected continued strong organic performance, we remain very positive about the outlook for our strategic acquisitions of LHi on October 1, 2014, and Finishing Brands on April 1, 2015. Through the acquisition of LHi, CIT is now a leader in the growing and highly specialized market of medical interconnect technology.  The results of Finishing Brands will be reported as a new Carlisle segment, Carlisle Fluid Technologies (CFT).  The addition of this fifth pillar to Carlisle provides us with exposure to the growing end markets for industrial paints and coatings.  We expect CFT to be accretive to our net earnings beginning in the third quarter of 2015.

“Despite challenging weather conditions in the United States, sales at CCM in the first quarter 2015 grew 6.9%, reflecting organic sales growth of 9.3%, offset by the negative impact of foreign exchange of 2.4%.  CCM leveraged its sales growth into EBIT growth of 15% and EBIT margin rose 70 basis points for the quarter.  We remain positive about our outlook for CCM in 2015 on the strength of the commercial roofing market and demand for new construction in the U.S. as well as favorable raw material conditions.

“CIT’s sales in the first quarter grew 29%, reflecting double digit organic sales growth of 12% on strong aerospace demand and acquisition growth of 17%.  CIT’s EBIT margin of 17.7% was lower than last year due to the dilutive impact of the LHi acquisition.  Excluding the contribution from LHi, CIT’s EBIT margin in the first quarter was close to 20%.  We had successful start-up of operations at our new facility in Nogales, Mexico and the LHi integration is on track.  We are expecting another record year in 2015 for CIT.

“Carlisle Brake & Friction’s (CBF) sales in the first quarter declined 6.3% almost all of which was attributable to the foreign exchange impact of the strong U.S. dollar, as CBF has significant international operations. CBF maintained an EBIT margin of close to 10% due to prior cost reductions taken in response to the expected current demand environment.  Including the impact of foreign exchange, we expect CBF’s sales to be flat to slightly negative in 2015 due to continued softness in the global agriculture and mining markets. Foreign exchange is expected to be a continued headwind on CBF’s net sales and EBIT in 2015.

“CFS’ sales declined 4.5% during the first quarter and EBIT declined a disappointing 24%.  CFS’ sales results were negatively impacted by lower sales in its healthcare market due to a nonrecurring large equipment order in the prior year. CFS’ EBIT margin was negatively impacted by the sale of higher cost inventory that was produced in the fourth quarter of 2014.

“We had $744 million of cash on hand as of March 31, 2015, of which $590 million was used to acquire CFT on April 1, 2015.  We began our systematic share repurchase program in February, 2015.  With $600 million of availability on our credit facility and strong cash flow generation, we will continue to pursue further growth prospects and opportunities to return capital to our shareholders.”

Roberts concluded by stating, “For the full year 2015, we are planning for mid-to-high single digit organic sales growth, plus contribution from the acquisitions of LHi and Finishing Brands. Both the LHi and Finishing Brands acquisitions are expected to accretive to our net earnings in 2015. We are planning for another record year with EBIT and EBIT margin improvement primarily from leverage on organic sales growth and favorable raw material conditions for CCM.  Capital expenditures will be approximately $100 million in 2015.  We are very excited about the strategic changes we’ve made in our portfolio that now serve as additional platforms for further growth and value to our shareholders.”

Segment Results for First Quarter 2015

Carlisle Construction Materials (CCM):  Net sales in the first quarter 2015 grew 6.9% to $371.3 million, reflecting organic sales growth of 9.3% primarily on higher demand for new commercial construction, partially offset by a 2.4% negative impact from foreign exchange fluctuations in the stronger U.S. dollar versus the Canadian dollar and Euro.  CCM’s EBIT margin rose 70 basis points to 9.9%, primarily reflecting higher sales volume, lower raw material costs, savings from the Carlisle Operating System and the non-recurrence of plant startup expenses of $1.8 million in the prior year.  These positive impacts were partially offset by the negative impact of foreign exchange fluctuations on EBIT of $1.6 million.

Carlisle Interconnect Technologies (CIT): Net sales in the first quarter 2015 grew 29% to $194.4 million, reflecting organic growth of 12% and acquisition growth of 17%. Sales in CIT’s aerospace market were up 12%. Sales to the military and test and measurement markets were up 12% and 53%, respectively. Sales to the industrial market were down 8%.  The acquisition of LHi contributed $25.4 million in net sales and $2.1 million in EBIT.  CIT’s EBIT margin declined 260 bps to 17.7%, primarily reflecting the impact of lower selling price from contractual reductions and the dilutive impact of LHi.  Also included in CIT’s EBIT in 2014 was a $0.9 million gain on final settlement of the Thermax acquisition.  These negative impacts were partially offset by higher organic sales volume and savings from the Carlisle Operating System.

Carlisle Brake & Friction (CBF): Net sales in the first quarter of 2015 declined 6.3% to $86.4 million, comprised of 0.4% lower organic sales and a 5.9% negative impact on sales from foreign exchange rate fluctuations.  Sales in the agriculture market declined by 26%. Sales into the construction and mining markets were relatively flat.  CBF’s EBIT margin during the first quarter decreased 50 bps to 9.5%, primarily due to negative foreign exchange impact from the stronger U.S. dollar of $1.0 million and unfavorable mix changes.  CBF incurred $0.4 million in expense for the closure of its Akron, Ohio facility.  These negative impacts were significantly offset by savings from cost reduction actions taken during the fourth quarter of 2014.

Carlisle FoodService Products (CFS): Net sales in the first quarter 2015 decreased by 4.5% to $57.2 million.  Sales into the healthcare market declined by 12% primarily due to the non-recurrence of rethermalization equipment orders from the prior year.  Sales into the foodservice market declined by 2% reflecting lower international sales.  CFS’ EBIT margin during the first quarter 2015 declined 250 basis points to 9.4%, primarily reflecting lower sales volume and higher unit production costs from inventory manufactured in the fourth quarter of 2014.

Cash Flow

Cash flow provided from operations of $49.5 million for the three months ended March 31, 2015 compared to cash provided of $51.3 million for the prior year period.  For the first quarter 2015, average working capital (defined as the average of the quarter-end balances, excluding current year acquisitions, of receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales from continuing operations, excluding current year acquisitions, calculated on an annualized basis) increased to 20.4%, as compared to 19.7% for the prior year, in part reflecting higher inventory to meet expected demand.  In addition, average accounts payable as a percentage of annualized sales was lower in the first quarter of 2015 versus the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations), was $30.4 million for the first quarter 2015, an increase of $3.2 million versus the prior year.  The increase in free cash flow was primarily attributable to $5.0 million in lower capital expenditures in the first quarter 2015 versus the prior year.

During the first quarter 2015, we repurchased 95,200 shares under our open market share repurchase program.

Conference Call and Webcast

The Company will discuss first quarter 2015 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, automotive, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare and sanitary maintenance. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $3.2 billion in net sales in 2014, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended March 31,
(in millions except share and per share amounts)	2015	2014

Net Sales	$709.3	$650.4

Cost and expenses:
Cost of goods sold	536.3	488.3
Selling and administrative expenses	98.1	92.2
Research and development expenses	8.8	8.0
Other income, net	(0.3)	(1.1)

Earnings before interest and income taxes	66.4	63.0

Interest expense, net	8.4	8.0
Earnings before income taxes from continuing operations	58.0	55.0

Income tax expense	18.5	18.5
Income from continuing operations	39.5	36.5

Discontinued operations
Loss before taxes	(0.2)	(1.1)
Income tax benefit	(0.1)	(0.4)
Loss from discontinued operations	(0.1)	(0.7)
Net income	$39.4	$35.8

Basic earnings (loss) per share attributable to common shares(1)
Income from continuing operations	$0.60	$0.57
Loss from discontinued operations	—	(0.01)
Basic Earnings per share	$0.60	$0.56

Diluted earnings (loss) per share attributable to common shares(1)
Income from continuing operations	$0.59	$0.56
Loss from discontinued operations	—	(0.01)
Diluted earnings per share	$0.59	$0.55

Average shares outstanding - in thousands
Basic	64,876	63,878
Diluted	65,896	65,089

Dividends declared and paid	$16.7	$14.2
Dividends declared and paid per share	$0.25	$0.22

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$38.9	$36.3
Net income	$38.8	$35.6

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase
	March 31,		(Decrease)
(in millions, except percentages)	2015	2014	Amount	Percent

Net Sales

Carlisle Construction Materials	$371.3	$347.4	$23.9	6.9%
Carlisle Interconnect Technologies	194.4	150.9	43.5	28.8
Carlisle Brake & Friction	86.4	92.2	(5.8)	(6.3)
Carlisle FoodService Products	57.2	59.9	(2.7)	(4.5)
Total	$709.3	$650.4	$58.9	9.1%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$36.7	$31.9	$4.8	15.0%
Carlisle Interconnect Technologies	34.5	30.7	3.8	12.4
Carlisle Brake & Friction	8.2	9.2	(1.0)	(10.9)
Carlisle FoodService Products	5.4	7.1	(1.7)	(23.9)
Corporate	(18.4)	(15.9)	(2.5)	(15.7)
Total	$66.4	$63.0	$3.4	5.4%

EBIT Margins

Carlisle Construction Materials	9.9%	9.2%
Carlisle Interconnect Technologies	17.7	20.3
Carlisle Brake & Friction	9.5	10.0
Carlisle FoodService Products	9.4	11.9
Corporate	(2.6)	(2.4)
Total	9.4%	9.7%

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in millions except share and per share amounts)	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$744.4	$730.8
Receivables, net of allowance of $4.2 in 2015 and $4.8 in 2014	447.7	439.2
Inventories	357.5	339.1
Deferred income taxes	35.3	35.4
Prepaid expenses and other current assets	45.8	67.0
Total current assets	1,630.7	1,611.5

Property, plant, and equipment, net of accumulated depreciation	543.6	547.3

Other assets:
Goodwill, net	959.5	964.5
Other intangible assets, net	593.8	611.7
Other long-term assets	23.4	23.7
Total other assets	1,576.7	1,599.9

TOTAL ASSETS	$3,751.0	$3,758.7

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$230.0	$198.0
Accrued expenses	129.9	176.3
Deferred revenue	17.9	17.9
Total current liabilities	377.8	392.2

Long-term liabilities:
Long-term debt	749.9	749.8
Deferred revenue	151.4	151.1
Other long-term liabilities	259.0	260.6
Total long-term liabilities	1,160.3	1,161.5

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 64,892,146 outstanding in 2015 and 64,691,059 outstanding in 2014	78.7	78.7
Additional paid-in capital	258.9	247.8
Deferred Compensation - Equity	8.4	6.0
Cost of shares in treasury - 13,541,505 shares in 2015 and 13,723,201 shares in 2014	(208.4)	(200.1)
Accumulated other comprehensive loss	(81.8)	(61.8)
Retained earnings	2,157.1	2,134.4
Total shareholders’ equity	2,212.9	2,205.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,751.0	$3,758.7

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in millions)	2015	2014

Operating activities
Net income	$39.4	$35.8
Reconciliation of net income to cash flows provided by operating activities:
Depreciation	17.6	15.5
Amortization	10.7	10.1
Non-cash compensation, net of tax benefit	2.5	4.2
Gain on sale of property and equipment, net	—	(0.6)
Deferred taxes	(0.8)	2.1
Foreign exchange (gain) loss	(0.2)	0.5
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(12.2)	(12.2)
Inventories	(21.4)	(25.3)
Prepaid expenses and other assets	8.2	11.7
Accounts payable	33.1	36.6
Accrued expenses and deferred revenues	(26.5)	(28.8)
Long-term liabilities	0.7	0.5
Other operating activities	(1.6)	1.2
Net cash provided by operating activities	49.5	51.3

Investing activities
Capital expenditures	(19.1)	(24.1)
Proceeds from sale of property and equipment	0.1	1.0
Net cash used in investing activities	(19.0)	(23.1)

Financing activities
Dividends	(16.7)	(14.2)
Proceeds from issuance of treasury shares and stock options	9.1	11.2
Repurchase of common stock	(8.8)	—
Net cash used in financing activities	(16.4)	(3.0)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(0.5)	—
Change in cash and cash equivalents	13.6	25.2
Cash and cash equivalents
Beginning of period	730.8	754.5
End of period	$744.4	$779.7